EXHIBIT 23.4


               CONSENT OF ERNST & YOUNG, LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the BROKAT-Blaze 2000 Stock Option Plan, the 2000 Stock Option Plan of Blaze Software, Inc. and the 1996 Stock Option Plan of Blaze Software, Inc. of our report dated March 24, 2000 (except Note 8, as to which the date is June 16, 2000), with respect to the consolidated financial statements of GemStone Systems, Inc. for the years ended December 31, 1999 and 1998 included in the Registration Statement on Form F-4 No. 333-45430 of BROKAT Aktiengesellschaft, filed with the Securities and Exchange Commission.



/s/  Ernst & Young, LLP
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Walnut Creek, California
October 9, 2000